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                                                                 EXHIBIT (10)e







                                  PACIFICORP




                        1995 INDIVIDUAL INCENTIVE PLAN


















                                                                 FEBRUARY 1995
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                                  PACIFICORP

                        1995 INDIVIDUAL INCENTIVE PLAN


PURPOSE

The purpose of the Individual Incentive Plan is to provide a means for sharing company financial success and rewarding employees for their contributions to the operational effectiveness of their business units and the company overall. The Plan is designed to augment the PerformanceShare program in aligning the interests of employees with those of shareholders and promoting the achievement of business-driven organizational unit and individual goals.


ELIGIBILITY

All regular, non-bargaining unit employees are eligible to participate in the individual incentive plan. A participant must be employed in an incentive eligible position for at least six months, and must be actively employed at the time of payout to receive an award. Individuals with at least six months of service but less than twelve months will receive prorated awards. Employment of less than one plan year due to retirement, disability, or death of a participant may result in a prorated award regardless of the six-month requirement. Officers who change guideline incentives during the year will receive prorated awards based on the appropriate guidelines. All other full-year participants will have their full incentives based on the guideline in effect at year-end.


GUIDELINE INCENTIVE

Each participant in the Plan is assigned a guideline incentive which is dependent upon the responsibility level of the participant (see Appendix A). Each participant's guideline incentive opportunity is calculated as a percentage of year-end annual salary, including any merit and promotional lump sums, (or other payments as may be included at the discretion of the
PacifiCorp President and CEO).   However, if actual earnings plus overtime
compensation would result in a greater amount, that number will serve as the base for determining the award. Guideline incentive opportunity must be approved by the President and CEO of PacifiCorp. Guideline incentive opportunity for officers is determined by the Personnel Committee of the Board of Directors.
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INCENTIVE OPPORTUNITY

The incentive award is based on overall company performance, achievement of organizational unit goals, and achievement of individual goals for each participant. Assuming exceptional performance at both company and organization unit levels, a typical employee would receive between 150% and 165% of guideline. Officers' individual award opportunity is limited to 150% of guideline.


PERFORMANCE GOALS

Three primary performance targets influence incentive opportunity. These are company performance, organizational unit performance, and individual performance:

     COMPANY PERFORMANCE FACTOR (CPF)

     The Company Performance Factor is determined considering several components including Earnings Available for Common (EAC), Safety, Company Renewal, Total Shareholder Return, and Prices. A financial threshold for earnings has been established as well as a maximum EAC. Performance between the threshold and maximum will be calculated utilizing the formula displayed in Exhibit 1. No awards will be paid if the EAC threshold is not achieved. This EAC performance factor is subject to being modified by the following:

          SAFETY -
          PacifiCorp's commitment to a safe work place for our employees and the people in the communities in which we serve must be absolute. Therefore, the Company's demonstration of this commitment to safety will be assessed by the CEO and Personnel Committee at year-end. Based upon this assessment the Committee will assign a factor in the range of minus twenty percentage points to zero percentage points.

          COMPANY RENEWAL -
          PacifiCorp is committed to continuous renewal of the business through reaching new customers and markets beyond our current geographic constraints, developing new competencies, and introducing new products and services. PacifiCorp's ability to demonstrate to the Personnel Committee our success in these areas of Company renewal will determine this factor. At year-end the Personnel Committee will receive a report on the Company's renewal accomplishments. The Personnel Committee will be asked to subjectively determine PacifiCorp's success and assign a renewal factor in the range of minus ten to plus ten percentage points.
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          TOTAL SHAREHOLDER RETURN -
          PacifiCorp's Total Shareholder Return (TSR) (stock price movement plus dividends) is compared with the performance of a peer group (top 50 electric utilities as listed by Salomon Brothers.) If PacifiCorp's total shareholder return for the year equals the average performance of the peer group, then the factor will be zero percentage points. The relative percentage of performance above or below the peer group will be added to or subtracted from zero; not to be greater than plus ten points or less than minus ten points.

          PRICES -
          The Company's residential, commercial, and industrial tariff prices will be compared with competing investor-owned and publicly-owned utilities' tariff prices in the seven states in which PacifiCorp serves. As of the fourth quarter of 1994 our prices were 94% of the weighted average price in our seven state service territory. If our prices continue to equal 94% of the average price in our service territory then this factor will be five percentage points. If our prices exceed 94% of the average price in our service territory, then for each full percentage point by which we exceed that level one point will be reduced from five to no less than a factor of minus ten points. If our prices are less than 94% of the average price in our service territory, then each full percentage point by which we are lower is added to five for a maximum price factor of plus ten percentage points.

The modifier is calculated as follows:

     Safety Factor + Company Renewal Factor +
     Total Shareholder Return Factor + Prices Factor

This final modifier is added to or subtracted from the EAC performance factor to produce the Company Performance Factor (CPF). Maximum company performance factor is 180%.

OPERATIONS PERFORMANCE FACTOR (OPF)

The Operations Performance Factor (OPF) is determined based upon performance against pre-established goals set by each organizational unit and approved by the CEO.

Individuals responsible for overseeing multiple organizations will have their OPF calculated based upon the weighted average of subordinates' OPFs. Maximum OPF is 120%.
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INDIVIDUAL PERFORMANCE FACTOR (IPF)

The Individual Performance Factor (IPF) is determined by measuring year-end performance against specific goals as established and approved by each participant's immediate supervisor. Maximum IPF is 150% for an individual; however the average IPF within an officer's organization must average 110% or less.

AWARD FORMULA

Individual Award   =   Guideline Award [(.50 x CPF) + (.50 x OPF)] x IPF

Officers are limited to maximum payout equal to 150% of Guideline.

AWARD EXAMPLE

   Assumptions:
   Employee eligible earnings                      =  $40,000

   Employee incentive guideline                    =  2.33%

   Company Performance Factor (CPF)
      EAC Performance Factor                       =  1.00
      + Modifier (Safety, Renewal, TSR, Prices)    =   .20
                                                     ______
                              Final CPF            =  1.20


   Organization Performance Factor                 =  1.10

   Individual Performance Factor                   =  1.30


Award Calculation:

   $40,000  x  .0233  x  [(.50 x 1.20) + (.50 x 1.10)]  x  1.30 =
   Guideline Award               CPF            OPF        IPF

   $932     x                       1.15                x  1.30 = $1,393 Award

   Note: This employee would receive an additional $1,228 from the PerformanceShare Plan, calculated as follows:


   $40,000  x  .0267  x  [(.50 x 1.20) + (.50 x 1.10)]          = $1,228
   Guideline Award        CPF                     OPF             Award

   Note:  The total award from both plans would be $2,621.
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AUDIT AND APPROVAL OF AWARD RECOMMENDATIONS

The financial calculations necessary to determine the company earnings and corresponding EAC Performance Factor, as well as other steps in determining the award for each individual, will be reviewed by the corporate auditing staff before incentive payments are made. The Personnel Committee of the Board of Directors will approve awards prior to payout.

If minor errors are identified after audit or approval have occurred which result in nonmaterial adjustments to individual awards, the Vice President of Human Resources will have the authority to approve adjusted awards according to the procedures defined in the administrative guidelines.


ADMINISTRATIVE GUIDELINES

Administrative issues not specifically included in the plan document will be included in the administrative guidelines to the plan. The CEO will approve these guidelines and has authority to amend them.
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APPENDIX A


GUIDELINE AWARDS
                                          1995         1995
                              1995        Individual   Total       1995
Typical Grade     1994        PerfShare   Incentive    Guideline   Max
  Level (1)       Guideline   Guideline   Guideline    Incentive   Incentive (2)

Bargaining Unit   2.67%       2.67%       0%           2.67%       4.00%

41 - 49           2.67%       2.67%       .83%         3.50%       5.37%

50 - 55           4.00%       2.67%       2.33%        5.00%       7.84%

56 - 60           4.00%       2.67%       4.33%        7.00%       11.14%

61 - 64           8.00%       2.67%       8.33%        11.00%      17.74%

65 - 67           12.00% -    2.67%       12.33%       15.00%      24.34%
                  15.00%

Officers Officer Award Guidelines vary by individual and are determined by the Board of Directors.

     (1) Grade ranges generally apply. Exceptions, if any, will be approved by the CEO and communicated to affected employees by their management.

     (2) Based on maximum company and organization unit performance, adjusted for individual performance at the organizational unit limit of 110%.